As filed with the Securities and Exchange Commission on October 8, 2003

Registration No. 333-103603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

Under

The Securities Act of 1933

Overture Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4652060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

74 North Pasadena Avenue 3rd Floor Pasadena, California 91103
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

1998 Stock Plan
(Full Title of the Plan)

Susan Decker Chief Financial Officer Overture Services, Inc. 701 First Avenue Sunnyvale, California 94089 (408) 349-3300
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael J. Callahan, Esq.	Kenton J. King, Esq
General Counsel and Secretary	Celeste E. Greene, Esq.
Yahoo! Inc.	Skadden, Arps, Slate, Meagher & Flom LLP
701 First Avenue	525 University Avenue, Suite 1100
Sunnyvale, California 94089	Palo Alto, California 94301
(408) 349-3300	(650) 470-4500

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–8 (File No. 333-103603) (the “Registration Statement”) of Overture Services, Inc. (the “Company”) pertaining to 2,962,475 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on March 5, 2003.  On July 14, 2003, the Company, Yahoo! Inc. (“Yahoo!”) and July 2003 Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Yahoo!, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Yahoo! (the “Merger”).  The Merger became effective on October 7, 2003 upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Overture Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 8, 2003.

Overture Services, Inc.

By:	/s/ Susan Decker
Name:	Susan Decker
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of October 8, 2003.

Signature	Title

/s/ Daniel Rosenweig	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel Rosensweig

/s/ Susan Decker	Chief Financial Officer and Director (Principal Financial Officer)
Susan Decker

/s/ Patricia Cuthbert	Vice President, Finance (Principal Accounting Officer)
Patricia Cuthbert